Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 20241, with respect to the consolidated financial statements of Hasbro, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Providence, Rhode Island

May 6, 2024

[1]

The Form 10-K filed on February 28, 2024 erroneously dated our Report of Independent Registered Public Accounting Firm regarding our Opinion on Internal Control Over Financial Reporting February 28, 2023.